EXHIBIT 8.1

Our Subsidiaries

The following information is related to our subsidiaries as of the date of this annual report:

	Jurisdiction of	Name under which the subsidiary does
Subsidiary	incorporation	business
Banco Supervielle S.A.	Argentina	Supervielle
Supervielle Seguros S.A.	Argentina	Supervielle Seguros
Supervielle Asset Management S.A.	Argentina	Supervielle Asset Management / Premier
Espacio Cordial de Servicios S.A.	Argentina	Cordial
Micro Lending S.A.U.	Argentina	MILA
InvertirOnline S.A.U. (1)	Argentina	IOL invertironline
Portal Integral de Inversiones S.A.U. (1)	Argentina	IOL invertironline / IOL inversiones / IOL Academy
Supervielle Productores Asesores de Seguros S.A.	Argentina	Supervielle Broker de Seguros
Supervielle Agente de Negociación S.A.U.	Argentina	Supervielle Agente de Negociación
Bolsillo Digital S.A.U. (in dissolution)	Argentina	N/A
Sofital S.A.U.F. e I.	Argentina	N/A
IOL Holding S.A.	Uruguay	N/A
IOL Agente de Valores S.A. (1)	Uruguay	N/A

(1) InvertirOnline S.A.U., Portal Integral de Inversiones S.A.U.  and IOL Agente de Valores S.A. are  subsidiaries of IOL Holding S.A.